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                                                                 Exhibit 23

                 Letterhead of Kenny S&P Evaluation Services
               (a division of Kenny Information Systems, Inc.)
                              November 21, 1995



Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292


                  Re:   National Municipal Trust
                        Post-Effective Amendment No. 9
                        First Put Series
                        (14 Day Repurchase--Collateral Backed)

Gentlemen:

            We have examined the post-effective Amendment to the Registration Statement File No. 2-88602 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of Kenny Information Systems, Inc. is currently acting as the evaluator for the trust. We hereby consent to the use in the Amendment of the reference to Kenny S&P Evaluation Services, a division of Kenny Information Systems, Inc. as evaluator.

            In addition, we hereby confirm that the ratings indicated in the above-referenced Amendment to the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                              Sincerely,


                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President

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              (Letterhead of Standard & Poor's Ratings Group)


                                November 21, 1995

Sanford B. Bragg
Managing Director
Managed Funds Ratings


Mr. Kenneth Swankie
Senior Vice President, Manager
Prudential Securities Incorporated
Unit Investment Trust Department
1 New York Plaza
New York, NY 10292-2014

RE:   National Municipal Trust, First Put Series (14 Day
      Repurchase-Collateral Backed)

Dear Mr. Swankie:

            It is our understanding that you have filed with the Securities and Exchange commission a ninth post effective amendment to the above captioned fund, SEC file number 2-88602.

            Because the rating is a direct reflection of the obligation to repurchase the portfolio of the trust, which obligation is secured by col-lateral from North Side Savings Bank, New York; we reaffirm the assignment of an "AAA" rating to the units of the trust.

            Please note that a condition for maintaining the rating is your monthly submission of collateral reports listing securities by type, face amount, market value, allowed value and collateral value. In addition, please send all reports submitted to the trustee with regard to the trust and all publicly distributed financial information. You should also submit the accountant's reports required by the documentation which verify that the required level of overcollateralization is being maintained. Any information regarding material changes or significant ongoing analysis should also be provided. Finally, Standard & Poor's reserves the right to request further information, if necessary, in order to review the rating. Please send all reports to: Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies Inc., 25 Broadway, New York, NY 10004-1064, Attn:
Managed Funds Group. The absence of this information may result in the withdrawal of our rating.

            You have permission to use the name of Standard & Poor's
Ratings Services, a division of the McGraw-Hill Companies, Inc. and the above-assigned rating in connection with your dissemination of information relating to these units, provided that it is understood that the rating is not a "market" rating nor a recommendation to buy, hold, or sell the units of the trust. Further, it should be understood the rating does not take into account the extent to which fund expenses or portfolio asset sales for less than the fund's purchase price will reduce payment to the unit holders of the interest and principal required to be paid on the portfolio assets. Standard & Poor's reserves the right to advise its own clients, subscribers, and the public of the rating. Standard & Poor's relies on the sponsor and its counsel, accountants, and other experts for the accuracy and completeness of the information submitted in connection with the rating. Standard & Poor's does not independently verify the truth or accuracy of any such information.

            This letter evidences our consent to the use of the name of Standard & Poor's Rating Services, a division of the McGraw-Hill Companies,
Inc. in connection with the rating assigned to the units in the post-effective amendment referred to above. However, this letter should not be construed as a consent by us, within the meaning of Section 7 of the Securities Act of 1933, to the use of the name of Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. in connection with the ratings assigned to the securities contained in the trust. You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

            Please be certain to send us a copy of your final prospectus as soon as it becomes available. Should we not receive it within a reasonable time after the closing or should they not conform to the representations made to us, we reserve the right to withdraw the rating. We are pleased to have had the opportunity to be of service to you. Our bill will be sent to you within one month. If we can be of further help, please do not hesitate to call upon us.


                                          Sincerely,


                                          Sanford B. Bragg
                                          Sanford B. Bragg